EXHIBIT 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. to prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC, and to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with SEC as a result of the undersigned’s ownership of or transactions in securities of PRG-Schultz International, Inc. The authority of the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of PRG-Schultz International, Inc., unless earlier revoked in writing. The undersigned acknowledges that the General Counsel or the Chief Financial Officer of PRG-Schultz International, Inc. is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated as of February 4, 2006	/s/ Robert B. Lee
Robert B. Lee